EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-108362 and 333-108363 of Brillian Corporation on Form S-8 of our report dated March 2, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the financial statements of Brillian Corporation from the separate records maintained for the microdisplay business of Three-Five Systems, Inc. prior to the spin-off from Three-Five Systems, Inc. on September 15, 2003 as discussed in note 1), appearing in this Annual Report on Form 10-K of Brillian Corporation for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
March 25, 2004